Exhibit 99.1

Deckers Outdoor Corporation Reports Record Third Quarter Financial Results

Company Reports Third Quarter Sales Increased 52.5% to a Record of $197.3 Million

Third Quarter Diluted EPS Increased 34.0% to a Record of $1.97

Company Raises Fourth Quarter and Full Year Outlook

GOLETA, Calif.--(BUSINESS WIRE)--October 23, 2008--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the third quarter ended September 30, 2008.

Third Quarter Highlights

  Net sales increased 52.5% to $197.3 million versus $129.4 million last year.
  Diluted EPS increased 34.0% to $1.97 versus $1.47 a year ago.
  Domestic sales increased 40.9% to $162.3 million compared to $115.2 million last year.
  International sales increased 146.7% to $35.0 million versus $14.2 million a year ago.
  UGG® brand sales increased 57.1% to $178.7 million compared to $113.7 million last year.

Angel Martinez, President, Chief Executive Officer and Chairman of the Board of Directors, stated, “Our record third quarter performance was fueled primarily by the growing global demand for our diversified line of UGG footwear products. We continue to see robust full price selling for our UGG brand throughout our retail account base which is particularly rewarding given the difficult macroeconomic environment and further underscores the strength of the brand. We were also pleased with the results from our Teva® brand’s first truly complete fall performance and lifestyle line of closed-toe footwear as consumers responded positively to several new styles from the collection. Meanwhile, our Simple® brand’s performance was highlighted by the growing popularity of ecoSNEAKSTM which is benefitting from broader distribution and better placement at retail. In addition, the recent launch of PlanetWalkers® contributed nicely to the brand’s overall results. Looking ahead, we remain optimistic about our future prospects, reflected in both our heightened outlook for the remainder of 2008 and our recently raised long-term growth target of $1 billion in sales by 2012.”

Division Summary

UGG®

UGG brand net sales for the third quarter increased 57.1% to $178.7 million compared to $113.7 million for the same period last year. The significant year-over-year improvement was driven by increased orders for the expanded fall line from domestic retailers coupled with higher shipments to international distributors.

Teva®

Teva brand net sales were $11.2 million for the third quarter, the same as last year over the same period. Consumer demand for new fall closed-toe product was offset by declines in core sandal sales.

Simple®

Simple brand net sales for the third quarter increased 16.6% to $5.2 million compared to $4.4 million for the same period last year. The increase was driven by strong retail sell-through of ecoSNEAKS combined with the launch of PlanetWalkers that began at the end of the second quarter of 2008.

TSUBO®

TSUBO was acquired in the second quarter of 2008. TSUBO brand net sales were $2.2 million in the third quarter.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 36.0% to $10.6 million for the third quarter compared to $7.8 million for the same period a year ago.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 92.3% to $5.4 million for the third quarter compared to $2.8 million for the same period a year ago.

Full-Year 2008 Outlook

  Based upon the Company’s better than expected third quarter results coupled with its increased expectation for the fourth quarter, the Company currently expects its full year revenue to increase approximately 52% over 2007, up from previous guidance of approximately 43%.
  The Company currently expects its full year diluted earnings per share to increase approximately 40% over 2007, up from previous guidance of approximately 34%. These percentages exclude the impact of the non-cash charge related to the second quarter write-down of the Teva trademarks as previously disclosed in the Company’s press release announcing its financial results for the three months ended June 30, 2008. This guidance also assumes a gross profit margin of approximately 45% and SG&A as a percentage of sales of approximately 23%, both consistent with previous expectations.
  Fiscal 2008 guidance includes approximately $10.5 million of stock compensation expense, compared to $6.6 million in 2007.

Fourth Quarter Outlook

  The Company is also increasing its fourth quarter 2008 revenue growth target to approximately 52% and its diluted earnings per share growth target to approximately 44%, each as compared to the fourth quarter of 2007. This is up from its previous revenue and diluted earnings per share growth targets of 45% and 42%, respectively.

The Company’s conference call to review third quarter fiscal 2008 results will be broadcast live over the internet today, Thursday, October 23, 2008 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Teva®, Simple® Shoes, TSUBO®, and Deckers® Brand are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: our ability to anticipate fashion trends, consumer demand or inventory needs; whether the UGG brand will continue to grow at the same rate it has experienced in the recent past; impairment charges related to the Teva or TSUBO brand’s goodwill and intangible assets if Teva or TSUBO product sales or operating performance decline to a point that the fair value of our Teva or TSUBO reporting units do not exceed their carrying values; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; increased costs of manufacturing in China and actions by the Chinese government; currency fluctuations; our ability to implement our growth strategy; the success of our customers, their ability to perform in an adverse economic environment and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; a downturn in key market economies; volatile credit markets; liquidity and market risks for our short-term investments; the risk of losing key personnel; a delay or interruption in the delivery of merchandise to our customers, and the sensitivity of our sales to seasonal and weather conditions. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the Securities and Exchange Commission on February 29, 2008. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	September 30,	December 31,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$35,087	54,525
Restricted cash	440	250
Short-term investments	32,857	113,567
Trade accounts receivable, net	112,960	72,209
Inventories	157,933	51,776
Prepaid expenses and other current assets	5,171	3,276
Deferred tax assets	5,959	5,964
Total current assets	350,407	301,567

Restricted cash	700	1,000
Property and equipment, at cost, net	25,406	10,579
Intangible assets, less applicable amortization	44,857	54,131
Deferred tax assets	2,682	2,682
Other assets	80	73

	$424,132	370,032

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$48,341	36,221
Accrued expenses	17,979	17,629
Income taxes payable	11,817	17,544
Total current liabilities	78,137	71,394

Long-term liabilities	3,392	----

Minority interest	533	----

Stockholders' equity:
Common stock	130	130
Additional paid-in capital	113,567	103,659
Retained earnings	228,055	194,567
Accumulated other comprehensive income	318	282
Total stockholders' equity	342,070	298,638

	$424,132	370,032

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Nine-month period ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$197,288	129,381	$385,939	254,686
Cost of sales	111,948	70,666	218,111	140,865
Gross profit	85,340	58,715	167,828	113,821

Selling, general and administrative expenses	42,259	28,055	99,731	65,225
Impairment loss	---	---	14,900	---
Income from operations	43,081	30,660	53,197	48,596

Other (income) expense, net:
Interest income	(455)	(851)	(2,507)	(3,504)
Interest expense	14	171	85	667
Other, net	20	36	(237)	114
Minority interest	43	----	43	----
Income before income taxes	43,459	31,304	55,813	51,319

Income tax expense	17,445	11,974	22,325	20,271

Net income	$26,014	19,330	$33,488	31,048

Net income per share:
Basic	$1.99	1.49	$2.57	2.43
Diluted	1.97	1.47	2.54	2.37

Weighted-average shares:
Basic	13,054	12,973	13,031	12,784
Diluted	13,199	13,117	13,183	13,095

CONTACT:
Deckers Outdoor Corporation
Tom Hillebrandt, 805-967-7611
Chief Financial Officer
or
Investor Relations:
Integrated Corporate Relations, Inc.
Chad A. Jacobs / Brendon Frey, 203-682-8200